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                                                                      Exhibit 12


[Mayer, Brown, Rowe & Maw Letterhead]


June 19, 2002


To the Persons Listed on
 Schedule I Attached hereto


Re: Agreement and Plan of Reorganization for the Exchange of Stock of Morgan Stanley Limited Duration Fund for Substantially All of the Assets Morgan Stanley North American Government Income Trust, dated as of April 25, 2002 (the "Reorganization Agreement").


Ladies and Gentlemen:


     We have acted as counsel to Morgan Stanley North American Government Income Trust ("North American"), and Morgan Stanley Limited Duration Fund ("Limited Duration") in connection with the proposed transfer of substantially all of the assets of North American to Limited Duration and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement and prospectus (the "Proxy Statement/ Prospectus") on Exhibit 12 to the Form N-14 Registration Statement.

     In connection with rendering these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement on Form N-14 for the Reorganization, and the Proxy Statement/Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Investment Advisors, Inc. ("the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated June 19, 2002, and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in rendering these opinions that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

     We have also assumed for purposes of rendering our opinions (i) the accuracy of, and material compliance with, the representations of the Advisor set forth in the letter referred to above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of North American and Limited Duration made in the Reorganization Agreement, and
(iii) that there are no agreements or understandings other than those of which we have been informed that would affect our conclusions set forth below.

     The opinions set forth below are based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative




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authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be asserted by the Internal Revenue Service.

     Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinions could affect the conclusions set forth below.

     In addition, the opinions expressed herein are given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinions set forth below.

     Based on the foregoing, we are of the opinions that, for federal income tax purposes:

     1. The summaries of United States federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Synopsis -- Tax Consequences of the Reorganization", "The Reorganization -- The Board's Consideration" and "The Reorganization -- Tax Aspects of the Reorganization" are accurate in all material respects as to matters of law and legal conclusions.

     2. The transfer of North American's assets in exchange for Limited Duration Shares1 and the assumption by Limited Duration of certain stated liabilities of North American followed by the distribution by North American of Limited Duration Shares to the North American Shareholders in exchange for their North American shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and North American and Limited Duration will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     3. No gain or loss will be recognized by Limited Duration upon receipt of the assets of North American solely in exchange for Limited Duration Shares and the assumption by Limited Duration of the stated liabilities of North American.


     4. No gain or loss will be recognized by North American upon the transfer of the assets of North American to Limited Duration in exchange for Limited Duration Shares and the assumption by Limited Duration of the stated liabilities or upon the distribution of Limited Duration Shares to the North American Shareholders in exchange for their North American shares.

     5. No gain or loss will be recognized by the North American Shareholders upon the exchange of the North American shares for Limited Duration Shares.

     6. The aggregate tax basis for the Limited Duration Shares received by each North American Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the North American shares held by each such North American Shareholder immediately prior to the Reorganization.

     7. The holding period of the Limited Duration Shares to be received by each North American Shareholder will include the period during which the North American shares surrendered in exchange therefore were held (provided such North American shares are held as capital assets on the date of the Reorganization).


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1 Capitalized terms used herein without definition have the meanings ascribed to them in the Reorganization Agreement.



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     8. The tax basis of the assets of North American acquired by Limited
Duration will be the same as the tax basis of such assets to North American immediately prior to the Reorganization.


     9. The holding period of the assets of North American in the hands of Limited Duration will include the period during which those assets were held by North American.


     These opinions are being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.


     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings "Synopsis -- Tax Consequences of the Reorganization" and "The Reorganization -- Tax Aspects of the Reorganization" in the Proxy Statement/Prospectus.



Sincerely,


/s/ Mayer, Brown, Rowe & Maw


MAYER, BROWN, ROWE & MAW


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                                  SCHEDULE I


Morgan Stanley Limited Duration Fund

Morgan Stanley North American Government Income Trust